*** Confidential treatment requested on certain portions of this exhibit. An unredacted version of this agreement has been filed separately with the Securities and Exchange Commission.

Exhibit 10.6

AVAIL MEDICAL PRODUCTS, INC. & KCI MANUFACTURING
TOLL MANUFACTURING AGREEMENT

This Toll Manufacturing Agreement (this "Agreement") is entered into as of December 14, 2007, by and between on the first part KCI Manufacturing, a company incorporated under the laws of Ireland, with an address of Athlone Business & Technology Park, Garrycastle, Athlone, Co. Westmeath, Ireland ("KCI Manufacturing") and on the second part Avail Medical Products, Inc., a Delaware corporation with principal offices at 1600 Wells Fargo Tower, 201 Main Street, Fort Worth, Texas 76102 (collectively "Avail").  This Agreement will be effective as of November 30, 2007 (the "Effective Date").  Either Avail or KCI Manufacturing may be referred to herein as a “Party” or collectively as the “Parties.”

WITNESSETH

WHEREAS, KCI Manufacturing is the beneficial owner or licensee of certain manufacturing process technology used in the design and manufacture of negative pressure wound therapy devices, related disposables and other elements of high quality wound care methods and systems;

WHEREAS, KCI Manufacturing wishes to have Avail procure raw materials for and on behalf of KCI Manufacturing (the “Procurement Services”) and perform processing services (the “Processing Services”) to transform such raw materials into finished products and Avail wishes to perform the Procurement Services and the Processing Services for KCI Manufacturing in accordance with the terms of this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, it is agreed by and between KCI Manufacturing and Avail (collectively, the "Parties"), for the mutual benefit of Avail and KCI Manufacturing, as follows:

1. Definitions.  It is understood that words and phrases set out in quotation marks in this Agreement (often within parentheses) constitute defined terms.  Absent a very clear expression otherwise, the definitions of defined terms of this Agreement shall be consistent for all purposes of this Agreement, irrespective of whether inconsistent definitions are given for the same or similar terms in other documents.  The term "includes" (and conjugates thereof) shall always be understood to mean "includes, without limitation," (or the like) unless expressly stated otherwise herein.

(a)
Affiliate.  The term “Affiliate” means, with respect to a Party, any company, partnership, joint venture, or other entity that directly or indirectly Controls, is Controlled by, or is under common Control with such Party.  “Control” or “Controlled by” shall mean ownership of fifty percent (50%) or more of the voting stock or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise.

(b)
Products.  The term "Products" in this Agreement shall mean all sterile disposable products for use with vacuum assisted wound closure therapy currently (as of the Effective Date) being marketed worldwide by KCI Manufacturing, which are listed as integrated SKUs on Exhibit A.  Raw Materials procured by Avail for and on behalf of KCI Manufacturing as set forth on Exhibit B shall not be considered “Products” as that term is used in this Agreement.  The Products shall not include any new products that differ from the Products listed on Exhibit A (i) in terms of materials or manufacturing processes used, (ii) in form, fit or function, or (iii) because they assist in the delivery of vacuum assisted therapy together with other different therapies (such new products being referred to herein as “Different Products”).  Upon mutual written agreement by the Parties, Different Products may be added to Exhibit A (together with any pricing or other information that may be necessary) and shall become Products for purposes of this Agreement.  The Parties will cooperate in good faith to make such amendments to Exhibit A as are required to comport with changes to the Product Specifications (defined hereinafter).

(c)
Product Specifications. The term “Product Specifications” means any and all designs, drawings, blueprints, formulations, models, specifications, quality standards, techniques, processes, performance data, manufacturing data and procedures, know-how and other technical information relating to the design, production/manufacture, packaging and labeling, and/or operation of the Products, which are provided by KCI Manufacturing to Avail for the purpose of producing/manufacturing the Products pursuant to this Agreement.

(d)
Raw Materials.  The term "Raw Materials" means all raw materials and other component parts procured, manufactured, or used by Avail in the Processing Services for the Products, as listed on Exhibit B.  Upon mutual written agreement by the Parties, other Raw Materials may be added to Exhibit B (together with any pricing or other information that may be necessary) and shall become “Raw Materials” upon the mutual written agreement of the Parties.  The Parties will cooperate in good faith to make such amendments to Exhibit B as are required to comport with changes to the Product Specifications.

2. License.  KCI Manufacturing hereby grants to Avail, and Avail hereby accepts, a limited, non-exclusive, non-transferable, royalty-free license to use all patents, copyrights, designs, trademarks, service marks, trade names, trade dress, design rights, data, manufacturing processes, domain names, know-how, trade secrets, and other proprietary rights owned or licensed by KCI Manufacturing, and all applications and registrations therefore, which pertain to the Products or any discovery, invention, idea or other concept created, developed or conceived in connection with or relating to the Products (the "Intellectual Property Rights"), in each case for the sole and exclusive purpose of performing the Processing Services for KCI Manufacturing in accordance with the Product Specifications and subject to the terms and conditions of this Agreement.  KCI Manufacturing hereby warrants that it holds adequate and sufficient rights, title or interest to the Intellectual Property Rights as necessary to grant the foregoing license to Avail.  Any termination of this Agreement shall immediately terminate all rights granted to Avail by KCI Manufacturing.

3. Exclusivity Period.  The Parties agree that there shall exist, under this Agreement, certain exclusivity between the Parties as regards the Products, for the period of time commencing on the Effective Date and, unless this Agreement is sooner Terminated or Converted With Cause (as defined herein), ceasing [***].  The Exclusivity Period shall be extended each time the term of this Agreement is extended in accordance with Section 22.  In the event this Agreement is Terminated or Converted With Cause during the Exclusivity Period, then the Exclusivity Period shall immediately cease as of such termination or conversion.

4. Exclusivity Terms.

(a)
Absent a written contrary agreement between the Parties, which both Parties represent does not exist as of the Effective Date [***] shall be deemed "Exclusive Products."  In the event KCI Manufacturing develops Different Products (as defined in Section 1 above), such Different Products shall not be Products without express agreement by KCI Manufacturing designating such Different Products to be Products.  In the Parties’ mutual spirit of goodwill and cooperation contemplated by this Agreement, unless KCI Manufacturing is contractually prevented from doing so by a confidentiality agreement or other written agreement that expressly bars KCI Manufacturing from doing so, KCI Manufacturing agrees to disclose to Avail the details of the Different Products and manufacturing plans for them, and to grant Avail the opportunity to submit proposals for the Processing Services related to such Different Products in sufficient time prior to KCI Manufacturing’s commencement of the manufacture thereof, or marketing launch of the Different Products by KCI Manufacturing, for Avail to adequately prepare and for KCI Manufacturing to analyze such proposal.  Throughout the Exclusivity Period and thereafter for a period of thirty-six (36) months, Avail agrees to not manufacture or sell any products or components that are either adapted for, or reasonably likely to be used in, vacuum assisted wound closure therapy ("Similar Products") to or for any customer other than KCI Manufacturing.  Moreover, Avail represents and covenants that each of its managerial, supervisory, development or engineering employees involved in the manufacture of Products are bound or shall be bound by terms that obligate such employees to not to be involved in the production or distribution of Similar Products during the Exclusivity Period and for a period of thirty-six (36) months thereafter unless this agreement is terminated by Avail as a result of an Event of Default or this Agreement is terminated by KCI Manufacturing without cause in which case such period shall be twelve months.  Subject to Section 4(b) below, throughout the Exclusivity Period, KCI Manufacturing agrees obtain Products exclusively with Avail for Processing Services.

(b)
Notwithstanding the foregoing, KCI Manufacturing shall have the right to manufacture and commercialize the Products in unlimited quantities and for any purpose, conditioned upon [***].  In such event, Avail agrees to continue providing the Processing Services with respect to all Products ordered by KCI Manufacturing.  The exercise by KCI Manufacturing of its rights under this Section 4(b) shall not be deemed a conversion of this Agreement under Section 22.

5. Procurement and Processing Services; Specifications; Passage of Title; Quality.

(a)
Purchase of Procurement Services.  Pursuant to the terms and conditions of this Agreement, KCI Manufacturing hereby engages Avail to provide the Procurement Services, for a fee, to procure on behalf of KCI Manufacturing the Raw Materials in quantities to be specified by KCI Manufacturing.  In consideration for the fee paid by KCI Manufacturing for the purchases set forth in this Section (the “Procurement Services Fee” and as more fully defined herein) Avail agrees to: (i) provide such Procurement Services to or for KCI Manufacturing; (ii) drop-ship the procured Raw Materials to Avail’s Mexican processing facility in such manner as may be directed by KCI Manufacturing in writing; and (iii) thereafter promptly notify KCI Manufacturing with confirmation that such Raw Materials have been properly delivered by Avail to Avail’s Mexican facilities.  The Parties further agree that title, risk of loss, and insurable interest to the Raw Materials shall be transferred to KCI Manufacturing in Mexico when the Raw Materials are “Delivered at Frontier” ("DAF", INCOTERMS 2000) to the Mexican frontier (i.e., both after exiting the territory of the United States and after clearing the customs border of the United States) by Avail.  Avail shall arrange for Mexican customs clearance and pay for transportation from the frontier to Avail’s Mexican processing facility; all costs incurred by Avail in arranging for Mexican customs clearance, including the recordation, creation and reconciliation of pedimentos, shall be part of the Procurement Services Fees (as defined herein).  Once title to the Raw Materials has passed to KCI Manufacturing, Avail shall have no legal rights to the Raw Materials, and, without limitation, shall not pledge the Raw Materials as security for debts, liens, tax liens or other encumbrances, and shall not dispose of the Raw Materials without the express authorization of KCI Manufacturing.  KCI Manufacturing shall pay Avail for the costs of any export/import pedimentos assessed against or incurred by Avail arising from Avail’s providing the Procurement Services.

(b)
Purchase of Processing Services.  Pursuant to the terms and conditions of this Agreement, KCI Manufacturing agrees to pay for and purchase, from Avail, Processing Services necessary to transform the Raw Materials delivered to Avail’s Mexican processing facility into Products in quantities to be specified by KCI Manufacturing in accordance with the terms and conditions of this Agreement.  In consideration for payments made by KCI Manufacturing for the services as set forth in this Section (the “Processing Services Fee” and as more fully defined herein), Avail agrees to (i) provide such Processing Services to KCI Manufacturing in accordance with KCI Manufacturing’s Product Specifications; (ii) drop-ship such Products to the destination specified in writing by the KCI Manufacturing; and (iii) thereafter, promptly notify KCI Manufacturing with confirmation that such Products have been properly shipped by Avail.  Subject to the Product Specifications, Avail is hereby authorized to perform all acts Avail deems appropriate to render the Processing Services and perform its duties under this Agreement without KCI Manufacturing’s prior approval, unless such approval is otherwise expressly required under this Agreement Title to the Raw Materials, work in process and Products shall remain with KCI Manufacturing until the Products are shipped by Avail in accordance with Section 24 of this Agreement.

(c)	Purchase, Use and Maintenance of Equipment.
(i)  KCI Equipment.  As part of this agreement, and the Parties’ performance hereunder, the Parties agree that certain equipment leased, owned, possessed or procured by KCI Manufacturing may be transferred or delivered to Avail by KCI Manufacturing solely for purposes of Avail performing the Processing Services (“KCI Equipment”).  KCI Equipment shall also include any Equipment acquired by Avail for KCI Manufacturing, at KCI Manufacturing’s cost, during the term hereof, and of which Avail shall retain possession for purposes of performing the Processing Services.  Equipment acquired by Avail solely for the purpose of manufacturing Products of KCI Manufacturing shall be deemed to be KCI Equipment, subject to the application of this Section.

(ii) Avail Equipment.  Avail may utilize certain of its equipment owned and possessed by Avail prior to the Effective Date, or acquired by Avail during the term hereof (“Avail Equipment”).  Avail may utilize any Avail Equipment for manufacture of products for other of Avail’s customers coincident with the use for manufacturing the Products, unless otherwise agreed in writing.

(iii) Procurement of Equipment by Avail.  Avail may procure Equipment for or on behalf of KCI Manufacturing according to specifications provided by KCI Manufacturing, at the direction of KCI Manufacturing, and subject to reimbursement from KCI Manufacturing for such procurement; such reimbursement shall be by direct payment by KCI Manufacturing to Avail, upon invoicing by Avail.  Upon possession by Avail, the procured Equipment shall be deemed KCI Equipment, and shall be subject to the terms herein related to KCI Equipment.

(iv) Transfer of KCI Equipment.  In the circumstance that KCI Manufacturing shall transfer KCI Equipment to Avail as part of the Parties’ performance hereunder, the Parties shall agree to a written Transfer Plan. A “Transfer Plan” is a written document, ancillary to but made a part hereof by reference, describing the specific manner in which Avail may take possession, transfer and place such KCI Equipment in operation at Avail’s facilities  Notwithstanding,  KCI Manufacturing shall retain all of its rights in and to the KCI Equipment.

(v) Use and Maintenance of KCI Equipment.  Avail shall not use the KCI Equipment for any purpose other than the Processing Services.  Avail shall maintain the KCI Equipment in good working order by utilizing generally accepted preventive maintenance processes and procedures.  Avail shall be responsible for damage to or loss of the KCI Equipment while in Avail’s possession, other than normal wear and tear, arising from Avail’s negligence.  KCI Manufacturing is responsible for (a) any KCI Equipment failures that result from KCI Equipment design or malfunction (other than malfunctions caused by Avail’s failure to maintain the KCI Equipment properly); (b) replacement of any of the KCI Equipment during the term hereof for any reason other than the abuse, mishandling or negligence of Avail; and, (c) for all reasonable costs incurred by Avail for maintaining the KCI Equipment, and shall remit such costs upon invoicing by Avail.  Avail shall be responsible for the safekeeping, maintenance and protection of the Equipment while in its possession, including protection from theft, fire, environmental or other potential means of destruction.

(vi)  Representations regarding KCI Equipment.  Any of the KCI Equipment utilized by Avail in rendering the Processing Services, which are transferred to Avail from KCI Manufacturing, shall perform in accord with representations made in writing to Avail by KCI Manufacturing prior to the transfer regarding the condition and efficiency of the KCI Equipment transferred. Avail may rely upon such representations in the pricing of the Processing Services, to the extent that such pricing depends upon the conformance of the KCI Equipment to such representations.  If the KCI Equipment does not function in accordance with such representations, as Avail’s sole remedy for any breach of such representations, the parties agree to cooperate in good faith to adjust the pricing an any specified Processing Services impacted by the non-conforming KCI Equipment to the extent and in proportion to any lost efficiencies or increased costs caused by non-conforming KCI Equipment; or otherwise to procure conforming equipment as described elsewhere in this Agreement.  Avail does not warrant the functionality, suitability and operability of any KCI Equipment, whether transferred from KCI Manufacturing or procured by Avail on behalf of KCI Manufacturing.

(d)
Product Specifications.  From time to time during the term of this Agreement, KCI Manufacturing shall provide Avail with data and documents embodying all of the Product Specifications required for Avail’s performance of the Processing Services.  The term "Product Specifications" in this Agreement shall mean and include any and all designs, drawings, blueprints, formulations, models, specifications, quality standards, techniques, processes, performance data, manufacturing data and procedures, know-how and other technical information relating to the design, production/manufacture and/or operation of the Products, which are provided by KCI Manufacturing to Avail for the purpose of producing/manufacturing the Products pursuant to this Agreement, including any changes to the Products.

(e)
Improvements and Modifications.  KCI Manufacturing may, in its sole discretion, advise Avail in writing of changes in the design or specifications of any of the Products, including the addition of new features or capacities (“Improvements and Modifications”) to the Products that are owned, developed by or licensed to, KCI Manufacturing during the term of this Agreement.  KCI Manufacturing and Avail shall jointly determine the feasibility of utilizing such Improvements and Modifications in the performance of Processing Services with respect to the Products.  Avail shall also provide to KCI Manufacturing all costs which may be incurred by Avail in its implementation of the proposed Improvements and Modifications, including both capital costs and changes to costs in delivering Processing Services.  If the Parties agree that it is feasible and desirable to use such Improvements and Modifications, and KCI Manufacturing accepts the cost changes submitted by Avail, then KCI Manufacturing shall provide to Avail: (i) KCI Manufacturing’s approval of the costs and authorization for Avail to incur such costs, and (ii) a data package which shall include all of the Product Specifications required by Avail to incorporate all such Improvements and Modifications into the Products, and thereafter Avail shall utilize all such Improvements and Modifications in the performance of the Processing Services related to the Products.  Any Improvements and Modifications shall be become effective prospectively at such time as the Parties agree.

(f)
Deviation from Specifications.  Avail must give written notice to KCI Manufacturing and receive approval from KCI Manufacturing prior to deviating from the Product Specifications.  Such notice shall provide, in reasonable detail, the reasons for any such deviation.  KCI Manufacturing may direct Avail to deviate from the Product Specification provided that KCI Manufacturing (i) protects Avail from any costs incurred as a result of such deviation; and (ii) protects Avail from and against the violation of any regulations or laws arising from such deviation.  To the extent that such deviation from the Product Specifications constitutes an Improvement and Modification that results in a reduction in the cost of Processing Services, then the terms of Section 5(e) shall apply.

(g)
Production.  Avail may employ: (i) its existing processing processes, (ii) adopt KCI Manufacturing’s manufacturing processes licensed to Avail as part of the Intellectual Property Rights, or (iii) establish or utilize its own production methods ((i) and (iii) collectively being the “Avail Production Methods”) as the Parties may agree. Avail shall retain all rights and interests in and to the Avail Production Methods, and grants to KCI Manufacturing a perpetual, paid-up, non-exclusive, license to make, have made, use, and sell products manufactured using the Avail Production Methods at no cost to KCI Manufacturing.  Such license shall be sublicensable to affiliates and manufacturers of KCI Manufacturing for the purpose of manufacturing products of KCI Manufacturing or such affiliates.  Avail shall not be obligated to produce for or deliver to KCI Manufacturing any quantity of Products in excess of the capacity of the manufacturing equipment used by Avail in providing the Processing Services (either KCI Equipment or Avail Equipment) or in excess of that which can be accommodated by Avail’s facilities.  Other than as provided in Section 5(c) herein, Avail shall not change or modify the Products at any time without KCI Manufacturing’s prior approval.  Avail shall utilize Avail Equipment or KCI Equipment in a manner suitable to the production of Products that meet the Product Specifications.  Should Avail identify additional Equipment that it deems necessary for the proper rendering of Processing Services, it shall notify KCI Manufacturing of such need, in writing.  Upon agreement of the Parties that such additional Equipment should be procured, Avail shall procure such Equipment which shall be deemed KCI Equipment; the procurement of such KCI Equipment shall be handled in accord with Section 5(c)(iii).

(h)
Inspection.  Upon at least two (2) days’ prior written notice and during Avail’s regular hours of business, KCI Manufacturing (or its representatives) shall have the right to (a) inspect work in progress to determine the adequacy of production methods and equipment employed by Avail; and (b) conduct spot inspections of finished Products to verify that the Products have been manufactured in accordance with the Product Specifications (collectively, “Inspections”).  Inspections may be conducted only at the production facilities or the storage facilities of Avail, or at the point of loading. All representatives of KCI Manufacturing conducting above inspections shall comply with all applicable safety and security rules of Avail.  Subject to the above conditions and on the written request of KCI Manufacturing, Avail shall also grant access to Avail’s facilities to customers of KCI Manufacturing’s Affiliates (or their representatives) who wish to carry out an audit of the Avail’s facilities and the Products (i.e. for the purpose of the certification of same). If KCI Manufacturing identifies any shortcomings in Avail’s manufacturing processes that result in Product being produced by Avail that does not meet the Product Specifications, then KCI Manufacturing may issue a notice to Avail regarding changes to Avail’s manufacturing processes. Avail shall implement any changes identified by KCI Manufacturing as changes necessary, and which can be objectively determined to bring the Products into conformance with the Product Specifications.  All representatives of KCI Manufacturing conducting such inspections shall comply with all of Avail’s applicable safety and security rules.  Subject to the above conditions and on the request of KCI Manufacturing, Avail shall also grant access to Avail’s facilities to customers of KCI Manufacturing’s Affiliates (or their representatives) to carry out an audit of the Avail’s facilities and the Products (i.e. for the purpose of the certification of same), provided that KCI Manufacturing protects Avail from any associated costs incurred.

(i)
Testing.  At its expense, KCI Manufacturing may require Avail to provide samples of Products for random testing.  The samples may be of finished Products or of Products at intermediate stages of production.  The finished Products shall be tested by Avail in accordance with procedures established by the Parties from time to time, in a written protocol.  To the extent that Avail’s costs incurred for such testing is not a cost not included in the pricing structure made a part hereof, then KCI Manufacturing shall reimburse Avail for all such costs.  KCI Manufacturing shall design all Product tests and testing equipment, and shall, at its own expense, provide Avail with all testing equipment, technical instruction and information necessary for the performance of Product testing.  Such testing equipment shall be treated as KCI Equipment, unless the Parties agree otherwise.

(j)
Processing Services Approval.  Avail shall obtain written approval and revised Product Specifications from KCI Manufacturing before commencing any Processing Services for the production of Products added to the listing of Products on Exhibit A as of the Effective  Date, or Products which have been subject to an approved  change in the manufacturing process.

(k)
Product Orders.  From time to time, and as set forth herein, KCI Manufacturing shall deliver to Avail purchase orders for the Products in accord with Section 6 hereof.  Avail shall arrange for the shipment and insurance of such Products, on behalf of and as directed by KCI Manufacturing.  Orders for Product, including Shipment Orders, shall placed by KCI Manufacturing and fulfilled by Avail in accord with Section 6 herein.

(l)
Title and Risk of Loss.  Subject to the terms and conditions of this Agreement, once KCI obtains title and risk of loss to the Raw Materials pursuant to Section 5(a), KCI Manufacturing shall have and retain title to all Raw Materials and Products throughout each stage of production and at no time shall any right, title, or interest in the Raw Materials or Products vest in or transfer to Avail.  KCI Manufacturing shall bear all risk of loss arising from the manufacture, sale, transportation, storage, handling, or other use of Products and Raw Materials, including all parts, components, and materials comprising the Products, Raw Materials and components, from any cause whatsoever other than any loss resulting from the negligence or willful misconduct of Avail.  Without limiting the generality of the foregoing, KCI Manufacturing shall bear all risk of loss relating to or arising from delinquencies, defaults, insolvencies of suppliers and third-party claims relating to the Products and sales thereof.

(m)
Subcontracting.  Avail shall be entitle to subcontract all of its obligations under this Agreement, and to assign its rights to collect fees from KCI Manufacturing for such services rendered under a subcontracting arrangement, to an Avail subsidiary that is wholly owned and controlled by Avail, provided that KCI Manufacturing consents to such subcontracting arrangement and assignment of rights to receive or collect remuneration.  Such consent shall be in writing and shall not unreasonably be withheld.

6. Order Processing.  KCI Manufacturing forecast and shall place orders for Product in accord with the following:

(a)
Forecasts.  On a quarterly basis, commencing with the Effective Date, and no later than the first day of every succeeding quarter of the term of this Agreement, KCI Manufacturing shall deliver to Avail a written forecast of KCI Manufacturing’s expected requirements (i.e., expected quantities) for: (y) Raw Materials and components which Avail shall procure in accord with its rendering of the Procurement Services (the “Procurement Forecast”). The Procurement Forecast may be generated by KCI Manufacturing from a materials replenishment plan (“MRP”) provided by Avail and (z) finished Products which Avail shall deliver to KCI Manufacturing as part of Avail’s rendering of the Processing Services (the “Processing Forecast”); KCI Manufacturing may submit revised Procurement Forecasts or Processing Forecasts at any time during any quarter, before such forecasts are due (an “Interim Forecast”); to the extent such Interim Forecasts modify an extant forecast, Avail shall endeavor in good faith to meet the request for such change, but shall not be bound to such Interim Forecast.

(b)
Orders; Shipment Orders.  Coincident with the quarterly Procurement Forecast and Processing Forecast, KCI Manufacturing shall submit purchase orders to Avail for the rendering of the Processing Services, detailing the Product which Avail shall deliver to or on behalf of KCI Manufacturing for the succeeding quarter (three months) (each, an “Order”).  Each Order shall comport with the corresponding Processing Forecast in the following manner: (i) the first month of the Order will reflect the exact quantity contained in the latest Processing Forecast; (ii) the second month of the Order may vary from the latest Processing Forecast by no more than ten (10%) percent; (iii) the third month of the Order may vary from the latest Processing Forecast by no more than fifteen (15%) percent. From time to time, KCI Manufacturing shall issue to Avail an order for the shipping and delivery of Products to or on direction of KCI Manufacturing covered by an Order (each, a “Shipment Order”).  Each Shipment Order shall be initiated by or under the direction of KCI Manufacturing by means of a computerized system that will be networked between Avail and KCI Manufacturing;

(c)
Avail’s Shipment of Products.  Upon initiation of a Shipment Order within the networked system, Avail shall thereupon ship the ordered Products as instructed, provided that the Shipment Order properly comports with the corresponding Order as set forth in Section 6(b);

(d)	Avail’s Confirmation. Promptly upon shipment of the ordered Products, Avail shall confirm such shipment by means of entering a shipment confirmation in the networked system;
(e)
Avail’s Invoicing.  Avail shall invoice KCI Manufacturing as Avail incurs costs hereunder, as frequently as daily invoicing, for payment of Procurement Services Fees and Processing Services Fees attributable to Products shipped.

7. Stock Levels.  Avail agrees to maintain a supply of the following:

(a)
Raw Materials and components.  Avail shall manage inventory of Raw Materials and components for use in the production of finished Products based upon the Procurement Forecast as may be updated in accord with Section 6(a);

(b)
Finished Products.  As part of its performance hereunder, Avail shall manage inventory of finished Product on behalf of KCI Manufacturing based upon the Processing Forecast as may be updated in accord with Section 6(a); Avail shall also manage adequate inventory levels on all finished Products for immediate shipment of reasonably forecasted quantities, with a reasonable amount of added safety stock, as directed by KCI Manufacturing and at KCI Manufacturing’s cost (“Product Stock”).

(c)
Product Stock Replenishment.  For Products destined for delivery within the continental U.S., the Parties agree that the 3-5-7 Week Stock Replenishment Rules constitute adequate Products Stock.  The Parties also agree that following an initial stocking level of eight (8) weeks of usage, similar replenishment rules will be developed and implemented for stock destined for delivery outside the continental U.S., adjusted from the U.S. rules to allow for transportation time.  The Parties agree to negotiate in good faith toward developing such replenishment rules within 90 days of the Effective Date; barring agreement on such Rules, Avail shall maintain Product Stock in accord with this Section.

8. Shipment.  Upon receipt of a Shipment Order, Avail shall timely drop-ship all the Products listed on the Shipment Order to the site(s) designated in the Shipment Order, in the manner indicated in the Shipment Order.  For shipments within the continental U.S., the term "Same-Day Deadline" shall mean three o'clock p.m., Pacific Standard Time (3:00 p.m. PST), or such other reasonable deadline time as may be agreed in writing between the Parties. For purposes of this Section, the term “shipped” or “Shipment” shall mean that Avail has placed the Product detailed in the Shipment Order with the carrier as designated by KCI Manufacturing; timing associated with shipping and for determining Avail’s performance hereunder shall not include time expired following Avail’s placement of the Product with the carrier. All Products for which a Shipment Order is entered into the networked system and received by Avail prior to the Same-Day Deadline on any given business day shall be shipped that same day by Avail, in the manner required.  If, on the other hand, a Shipment Order is not entered into the networked system until after the Same-Day Deadline on any given business day, Avail shall not be required to ship the corresponding Products until the next business day.  Avail shall not confirm shipment of any Products until shipment has actually occurred.  Terms of shipment for international shipments will be agreed to by both Parties prior to initiating shipments from Avail’s Mexican facility.  Each shipment confirmation shall contain or refer to such information as may be required and as may be appropriate for such confirmation to meet the needs of KCI Manufacturing.  KCI Manufacturing shall be responsible for all freight expenses for Products sent outbound from Avail (or from an Avail agent or sub-contractor) to KCI Manufacturing customers pursuant to a Shipment Order.  In the event the terms of a purchase order or Shipment Order are not in accordance with any provisions of this Agreement and Avail has not so notified KCI Manufacturing of the nonconformance by the Same-Day Deadline on the next business day following Avail's receipt of such an order, then the terms of such order shall be deemed accepted by Avail.  Avail shall do all things reasonably required to facilitate processing of purchase orders, shipments, invoices and confirmations in such manner as may be requested by KCI Manufacturing.  KCI Manufacturing has the responsibility to pay any local taxes, including VAT in Europe, on the Products it receives from Avail when such taxes relate to the transfer of title for the Products.

9. Delivery.  Consistent and predictable on-time delivery of the Products by Avail to KCI Manufacturing is of fundamental importance to this Agreement.  In Section 7, the Parties have established procedures and protocols to provide for minimum levels of finished goods inventory for the Products to be held by Avail.  As part of its performance hereunder, Avail agrees to the following:

(a)	Manage levels of both Raw Materials and Products as agreed by the Parties herein;
(b)
Issue to KCI Manufacturing written notice of any conditions that will likely result in a shortfall in Product inventories (as agreed herein), and which arise from: (i) quality of Avail-procured Raw Materials or components; (ii) changes to Product Specifications.  Avail shall issue notice to KCI Manufacturing within seventy-two (72) hours of identifying such conditions that are likely to result in shortfalls or delays in Product manufacturing or inventories, regardless of when that Product shortage is likely to occur (such conditions referred to as “Process Impediments”). Upon receiving notice of a Process Impediment, KCI Manufacturing shall work with Avail in good faith to implement corrective actions to mitigate or eliminate the Process Impediment.

10. Preventive and Corrective Actions.  Irrespective of the foregoing, the Parties shall negotiate in good faith to create methods of objectively measuring Avail’s timely performance of its obligations hereunder, to include the following

(a)
Avail shall develop a "Shipping Performance Report" and an "Inventory Level Report" reasonably acceptable to KCI Manufacturing that will be published monthly by Avail and provided to KCI Manufacturing.  The Shipping Performance Report and the Inventory Level Report shall include a rolling six-month average of Avail’s performance, also identifying the existence and impact of Process Impediments on Avail’s performance.

(b)
If the Shipping Performance Report and an Inventory Level Report objectively identify a consistent negative change in Avail's performance in Product production or delivery, KCI shall request and KCI and Avail shall attend a meeting to work toward an agreed corrective action, which shall be a written agreement.  Failing such agreement, KCI Manufacturing may provide notice of a ninety (90) day cure period as described in Section 21.

The provisions of this Agreement regarding the time within which Avail must deliver the Products are of the essence.  If a Shipment Order is within forecasted quantities and Avail fails to timely ship the ordered Products within [***] of the time required herein for shipping, then KCI Manufacturing shall receive a [***] discount on the price for such Product.  KCI Manufacturing shall also receive [***] the Product is shipped late, although such discounts shall not exceed an aggregate maximum discount of ten percent (10%).  The terms and conditions set forth in this section are in addition to and not in lieu of all rights and remedies otherwise provided by law.

11. Procurement Services Fees..  KCI shall pay the Procurement Services Fee set forth in Exhibit B for the Procurement Services according to the terms of Section 16.  Notwithstanding the foregoing, Exhibit B shall be modified at any time upon the Parties mutual written agreement to reflect any increases in the price of Raw Materials paid by Avail in rendering the Procurement Services.

12. Processing Services Fees.  The Processing Services Fee paid to Avail is set forth on Exhibit A, on a Product-by-Product basis for each SKU (the “Processing Services Fee”).  The Parties agree to cooperate with respect to price changes to the Processing Services Fee, as described in Section 23.  Increases in the Processing Services Fee shall not exceed [***] over any applicable period, except where any increase in such price is caused by a change in the Product Specifications made by KCI Manufacturing.

13. Price Reductions.  At least annually, an no later than the successive anniversary dates of the Effective Date, the Parties shall jointly review Procurement Services Fee (and related costs of Raw Materials) and Processing Services Fee to determine if it the Parties can achieve a reduction in either or both such fees in response to changes to design, materials, manufacturing processes, production volumes or market conditions.  This pricing review will be mutually undertaken in accordance with Section 23 of this Agreement.

14. Logistics.  Avail's facility in Tijuana, Mexico will be the primary manufacturing site for the Products.

15. Annual Payment [***] For purposes of this Section, a “Contract Year” shall constitute the period commencing on December 1 of any year during the term hereof and include the subsequent calendar year.  The Initial Contract year shall commence on December 1, 2007 and end on November 30, 2008. [***]

16. Payment.  KCI Manufacturing shall pay the Procurement Services Fee and Processing Services Fee within fifteen (15) days of the receipt of invoice.  Invoices shall be delivered promptly to KCI Manufacturing, Athlone Business & Technology Park, Garrycastle, Athlone, Co. Westmeath, Ireland or to such other address as may be designated by KCI Manufacturing.  KCI Manufacturing shall issue payment to Avail by means of wire transfer, according the instructions provided to KCI Manufacturing in writing.  Payment shall be deemed as received upon deposit of funds into Avail’s account.

(a)
Credit Limit; Remedies.  Avail reserves the right to establish a credit limit for outstanding amounts owed and unpaid by KCI Manufacturing hereunder, and amounts incurred by Avail in performance hereunder whether or not yet payable by KCI Manufacturing, whether or not such amounts are in arrears (“Credit Limit”).  Avail shall establish the Credit Limit in accord with its ordinary practices, and may consider factors external to the terms of this Agreement in establishing or revising the Credit Limit, including information which KCI Manufacturing may provide regarding its financial condition The initial Credit Limit shall be established on or before the Effective Date; Avail shall promptly notify KCI Manufacturing thereof.  Avail may revise the Credit Limit from time to time in accord with its ordinary practices, and shall notify KCI Manufacturing of any revisions.  Avail shall be under no obligation at any time to advise or notify KCI Manufacturing of any balance due or amount of credit remaining to KCI Manufacturing under the Credit Limit.  Avail may suspend or cease its performance hereunder, in any or every aspect, when KCI Manufacturing’s outstanding balance exceeds the Credit Limit, and KCI Manufacturing may not assert any default by Avail therefor.  For purposes of this Section, Avail may calculate the KCI Manufacturing outstanding balance at any time as any and all costs incurred by Avail on behalf of KCI Manufacturing hereunder for which Avail shall receive remuneration, but which are not paid by or on behalf of KCI Manufacturing.

(b)
No Waiver.  Avail’s failure or election to not seek any remedy provided in this Section shall not constitute a waiver of any rights or remedies contained in this Section, or contained elsewhere in this Agreement.

17. Product Quality.

(a)
Each lot of Products shipped by Avail will meet the Product Specifications as of the date on which the Products are manufactured.  No non-conforming Products will be released to KCI Manufacturing, or its customers, without the prior written approval of KCI Manufacturing.

(b)
Avail acknowledges that KCI Manufacturing, in reliance upon Avail’s obligation to inspect and test the Products in accordance with Section 5(h) herein and Avail’s warranties hereunder, shall use or sell the Products without doing any further quality control or inspection.

(c)
Any container holding the Product when the Product is delivered to KCI Manufacturing shall be labeled with the net weight of the Product contained therein, and the actual weight of the Product contained in any container shall comply with applicable laws and regulations.  Avail shall include in each Product’s labeling all warnings and instructions specified by KCI Manufacturing.

(d)	Avail shall provide customary product warranties as may be reasonably agreed between the Parties.
(e)
KCI Manufacturing must approve, in writing, any changes that may affect the performance of any Products before such changes are made.  In the event that changes are required to correct defects in the Products, to enhance the safety or the Products, or to otherwise improve the quality of the Products, KCI Manufacturing shall be notified immediately upon Avail's recognition of the need for the same, and KCI Manufacturing shall approve any such changes and the appropriate validation for such changes.  All Product Specifications changes, including changes in quality control and manufacturing processes, shall be validated and documented by Avail and approved by KCI Manufacturing.

(f)
Avail shall develop, and KCI Manufacturing shall approve, a Quality Plan or Plans applicable to the Products outlining the responsibilities and expectations of KCI Manufacturing regarding Quality and Service Performance Levels for the products.  Such quality plans, which may be amended from time to time at the request of KCI Manufacturing, [***] shall be of a form and complexity consistent with customary industry standards.  The Quality Plan or Plans shall be considered integral to this Agreement and shall govern the responsibilities of each Party under this Agreement with respect to quality concerns. The basis for Quality Levels for all of the products shall be [***] completed in the design and process verification and validation activities for each of the products.  The [***]  framework shall be developed by Avail and approved by KCI Manufacturing.  It is expected that the products, given their complexity and regulatory classification status, will have applicable to each of them a [***] confidence level that they are free of defects in workmanship and material.  Each shipment of Products shall be accompanied, where appropriate, by an accurate certificate of analysis or other mutually agreeable quality control data where requested by the customer or preformed as standard business practice.

(g)
It is the expectation of the Parties entering this Agreement that the Quality and Service levels to be provided by Avail going forward shall be consistent with those provided by Avail in the past to Affiliates of KCI Manufacturing.  The Parties will agree upon a "Quality Performance Report", similar to quality reports provided by Avail in the past to Affiliates of KCI Manufacturing, to be published monthly by Avail and in a format acceptable to KCI Manufacturing.  A rolling six-month average of performance levels published in the Quality Performance Report will be used as the basis for measuring changes in Avail's historic quality performance levels.  Avail will cooperate fully with KCI Manufacturing in amending and updating performance levels and expectations to assure the Products continue to meet and exceed the customary Quality and Service expectations of the market.  Should complaints or other forms of negative quality events occur at a level or frequency that causes concern to KCI Manufacturing and are inconsistent with or different from the historical performance levels of Avail, KCI Manufacturing may request an inspection and meeting as contemplated in Section 19 of this Agreement.  It will then be the right of KCI Manufacturing to examine all manufacturing and quality related documentation to assure that Avail is consistently following the procedures established during the verification and validation processes to meet product quality expectations.  To the degree that Avail is failing to materially conduct such activities as set out above, KCI Manufacturing may provide notice to Avail of such facts and provide for the ninety (90) day cure period as described in Section 21.

18. Packaging and Labeling.  Avail shall label and package the Products in accordance with the Product Specifications.  Avail will ship all Products under KCI Manufacturing's name.  KCI Manufacturing shall notify Avail of any known damage to the Products within five (5) business days of KCI Manufacturing's actual knowledge of such damage, and Avail shall provide replacements for damaged Products if damage is caused by failure to meet the Product Specifications.  Absent contrary written instruction by KCI Manufacturing, the labeling for Products (i) shall bear such trademarks, logos and source identifiers as set forth in the Product Specifications ("KCI Manufacturing Trademarks"), or may be otherwise directed by KCI Manufacturing in writing, provided that any additional costs to Avail for such labeling shall be borne by KCI Manufacturing; (ii) shall bear such notices as may be required under applicable laws and regulations, or by KCI Manufacturing or provided that any deviations from the Product Specifications regarding packaging or labeling be handled in accord with Section 5(f)(i); (iii) shall bear the designation "MADE FOR KCI MANUFACTURING"; and (iv) shall not include any reference to Avail.  Nothing herein, nor any performance hereunder, shall be construed as a license for Avail to use the KCI Manufacturing Trademarks in any manner not expressly stated herein or in written instructions provided by KCI Manufacturing.

19. Inspection.  Upon at least two (2) days’ written notice, KCI Manufacturing shall have the right to inspect all facilities used to manufacture the Products by or for Avail and to inspect all documents and records relating to the manufacture and shipment of the Products.  If KCI Manufacturing identifies concerns or possible insufficiencies in Avail’s quality control procedures or Avail’s documents or records, KCI Manufacturing may issue its comments or suggestions regarding such allegations to Avail.  If such allegations constitute objective deficiencies by Avail of its covenants, obligations or performance, then Avail shall implement corrective actions to any reasonable allegation of material deficiencies, at Avail’s cost.  If KCI Manufacturing’s comments or suggestions do not relate to deficiency in Avail’s performance of its obligations, then Avail may implement such suggestions at KCI Manufacturing’s Avail’s cost, and it shall be treated as a matter subject to Section 25.

20. Returns.  KCI Manufacturing and Avail agree to cooperate in good faith to establish adequate procedures for processing and evaluating Product returns in a mutually beneficial manner.  Avail agrees to incur all freight and return expenses for Products returned due to Avail’s failure to conform to the terms of this Agreement, the Product Specifications or any Order or Shipment Order.

21. Excessive Returns.  Returns of a Product that arise from the failure of the Product to meet Product Specifications are considered a quality issue for the purposes of this Agreement and will therefore be managed consistent with Sections 17 and 25 of this Agreement

22. Term and Termination or Conversion.  The term of this Agreement shall commence on the Effective Date and shall continue for a period of thirty-six (36) months thereafter (the "Initial Term").  At the end of the Initial Term, the term of this Agreement shall automatically extend for an additional twelve (12) months (the “Extended Term”) unless either Party has previously delivered to the other Party a Notice of Termination. On each successive anniversary of the Effective Date, the term will automatically extend for an additional twelve (12) months unless either Party has previously delivered to the other Party a Voluntary Notice of Termination (as defined herein).  A Voluntary Notice of Termination shall be written notice to the other Party that the noticing Party intends to terminate this Agreement as provided herein.  Such Voluntary Notice of Termination must be delivered as set forth herein. Either Party may terminate this Agreement, without cause, upon providing twenty-four (24) months written notice effective as of the next anniversary of the Effective Date following transmittal of such notice to the other Party (a "Voluntary Notice of Termination").  In addition, KCI Manufacturing may terminate or convert this Agreement to a non-exclusive agreement at its sole option, in the event that Avail:  (i) materially breaches this Agreement; (ii) seeks protection from its creditors under the bankruptcy or insolvency laws of its jurisdiction of incorporation or domicile, or becomes involuntarily subject to the jurisdiction of a Court under the bankruptcy or insolvency laws of its jurisdiction of incorporation or domicile; (iii) fails in a material way to manufacture Products in accordance with the QSR of the FDA and in accordance with any and all applicable international regulations or standards and fails to cure or remedy such situation within ninety (90) days unless the US FDA, or similar foreign counterpart, requires action that takes longer than ninety (90) days to execute, in which case Avail shall have the time necessary to comply with such regulations or standards; (iv) manufactures and/ or distributes of any Product involved in a Class I "recall" subject to the conditions specified in sections 17 and 25 and as defined in the regulations promulgated by the FDA (an "Event of Default"); and (v) failure to meet Product shipping or inventory level standards in accordance with Sections 7 and 8, or Product quality standards in accordance with Section 17.  Each of the foregoing occurrences (i) through (v) shall constitute an “Event of Default.”  Avail may terminate this Agreement in the event that KCI Manufacturing (i) materially breaches this Agreement or (ii) seeks protection from its creditors under the bankruptcy or insolvency laws of its jurisdiction of incorporation; each of the foregoing occurrences, (i) and (ii) shall constitute an “Event of Default.”  Either Party may elect to terminate or convert this Agreement if the other Party is not able to cure an Event of Default of such other party within thirty (30) days of written notice of such an Event of Default; such termination shall be deemed a “Termination or Conversion With Cause” and the Agreement shall be “Terminated or Converted With Cause.” Only in the event of Termination or Conversion with Cause by KCI Manufacturing, Avail shall supply Products to KCI Manufacturing at the pricing in effect as of conversion or termination for a period of one (1) year after any conversion or termination of this Agreement (subject to price changes permitted in this Agreement), and Avail shall make available to KCI Manufacturing a list of vendors who supply Product components, and do such things, as may be reasonably requested by KCI Manufacturing to enable KCI Manufacturing to manufacture the Products in the same manner as previously manufactured by Avail.  For purposes of this Agreement, the term “conversion” and “convert” shall mean the conversion of this Agreement to a non-exclusive agreement.  Upon termination of this Agreement, Avail agrees to deliver to KCI Manufacturing all finished Product produced, acquired or committed in accordance with outstanding purchase orders and forecasts, in addition to all Raw Materials in Avail’s possession.  The restrictions on Avail set forth in Section 4 shall survive the termination of this Agreement as set forth in Section 4.

23. Cooperation.  The Parties agree to cooperate in identifying methods of reducing costs of the production and delivery of Products.  The Parties will split cost reductions arising from this cooperation on a 50/50 basis, excluding costs reductions arising from the following:  (i) any cost reduction obtained on P/N M3248406 (Drape), which shall be fully passed to KCI Manufacturing; and (ii) any cost reduction arising from a capital expenditure exceeding [***] (a “Capital Cost Reduction”), which shall be enjoyed fully the Party making the capital expenditure. In regard to a Capital Cost Reduction opportunity, KCI Manufacturing reserves the election of making such expenditure and thus securing the resulting cost reduction benefit, if any.  KCI Manufacturing shall make this election, in writing to Avail, within thirty (30) days of the Capital Cost Reduction opportunity being defined by a project cost and benefit analysis prepared by either or both Parties.  Should  KCI Manufacturing fail to timely and properly so elect, then the Capital Cost Reduction shall be solely Avail’s right to exercise, which it shall do by written notice to KCI Manufacturing.  The Parties will work together in good faith to agree upon such other terms and conditions as may be appropriate to achieve each of these purposes and objectives.  As part of the ongoing cooperation of the Parties, KCI Manufacturing shall retain the right to approve all suppliers of material to Avail for use in Products and no change of any current supplier, shall occur without KCI Manufacturing's approval, which shall not be unreasonably withheld.

KCI Manufacturing represents and warrants that it has no knowledge of any fact, set of facts or circumstances, which have or could result in a default by Avail pursuant to this Agreement.  The Parties hereto agree that if any fact, set of facts or circumstances which existed as of the date of this Agreement related to the regulation of the Products and which would otherwise have resulted in a default under this Agreement become known subsequent to the date of this Agreement that such fact, set of facts of circumstances shall not be deemed to be a default pursuant to the terms of this Agreement and the Parties shall in good faith work to resolve these items.

24. Title and Risk of Loss for Products.  Title, risk of loss to, and insurable interest in Products shipped to the United States shall pass when the Products are Delivered at Frontier by Avail ("DAF", INCOTERMS 2000) to the frontier of the United States (i.e., both before entering the territory of the United States and before entering the customs border of the United States).  Products shipped to Europe, Australia or Singapore shall be delivered Free Carrier ("FCA") (INCOTERMS 2000) to Avail’s [Mexican warehouse], where the Products shall be transferred to the common carrier specified by KCI Manufacturing.  Title, risk of loss to, and insurable interest in Products shipped to Europe, Australia or Singapore shall pass from KCI Manufacturing to its Affiliate upon delivery to the common carrier.  Products shipped to Canada and Puerto Rico shall be Delivered Duty Unpaid (“DDU”) (INCOTERMS 2000) to a location specified by KCI Manufacturing.  Title, risk of loss, and insurable interest in Products shipped to Canada or Puerto Rico shall be transferred from KCI Manufacturing to its Affiliate upon delivery to the designated port of entry or warehouse of such Affiliate.  Avail shall not be responsible for customs clearance, nor shall Avail be responsible for any risk or delay associated with clearance of Products with and through customs or related agencies.

25. Warranty.  Avail warrants to KCI Manufacturing that the Products shall be manufactured and packaged in accordance with the Product Specifications and may otherwise be agreed by the Parties in writing, that the Products and related packaging shall be of consistent good quality, free from defects in workmanship.  Avail further warrants that all customer-supplied documentation shall be promptly filed in Avail's master device record for each Product.  This warranty does not apply to damage caused by unreasonable neglect, destruction, improper use and improper care.  Avail warrants that all Products distributed in the U.S. shall be manufactured in accordance with the QSR of the FDA, or any new or revised standards imposed by that agency, in a facility that is registered with the FDA.  Avail warrants that all Products distributed in Australia, Canada, Japan or The Netherlands shall be manufactured and distributed in accordance with all laws, rules and regulations which are applicable to the manufacture or distribution of the Products in that locale and that such Products shall be manufactured in a facility which is operated in accordance with all laws, rules and regulations applicable to a facility utilized to manufacture such Products in that locale.  Avail warrants that the articles comprising each shipment or other delivery hereafter made by Avail to, or to the order of, KCI Manufacturing or its customers, as of the date of such shipment or delivery, shall not be adulterated or misbranded within the meaning of the Federal Food, Drug, and Cosmetic Act (the "Act"), or any other applicable law, rule or regulation (including applicable foreign laws, rules and regulations).  Avail shall cooperate with KCI Manufacturing to aid KCI Manufacturing in communicating with or otherwise contacting each customer with respect to the safety or efficacy of the Products as requested by KCI Manufacturing or required by the FDA or any other governmental entity with appropriate jurisdiction.  Each of the Parties shall report to the other any problems relating to the safety or efficacy of the Products as soon as possible after learning of the existence of such problems.  Avail shall abide by all regulations of the FDA applicable to manufacturers of medical devices.  KCI Manufacturing shall be responsible for compliance with QSR paragraph 820.198 regarding complaint handling.

The Product Specifications, as well as all performance and suitability claims for each of the products are the responsibility of KCI Manufacturing.  Avail's responsibility is to accurately convert the aforesaid data into the documents and processes needed to produce the Products.  Any failure of the products to meet regulatory requirements or to be consistently manufacturable based upon the Product Specifications is the sole responsibility of KCI Manufacturing.  Any recall of any product that is a consequence of an error in any of the Product Specifications is the responsibility of KCI Manufacturing.  Obtaining and maintaining all applicable regulatory approvals and continued compliance for all products in all jurisdictions served by KCI Manufacturing or any of its Affiliates shall be the responsibly of KCI Manufacturing.  KCI Manufacturing shall indemnify and hold Avail harmless from any cost or expense directly related to (i) an error in any of the Product Specifications or (ii) a breach of this agreement.  Avail shall indemnify and hold KCI Manufacturing harmless from any cost or expense directly related to(i) a breach of a warranty set forth in, or provided for, in this Agreement, and (ii) any breach of this Agreement.

26. Force Majeure.  In the event any delay in performance by either Party is due to any cause arising from or attributable to acts, events, omissions, accidents or acts of God, beyond the reasonable control of the Party (including but not limited to strikes, lock-outs, civil commotion, riots, war, fire, explosion, storm, flood or earthquakes), the Party so delayed or prevented shall be under no liability for loss or injury suffered by the other Party thereby.  In the event that Avail is prevented from meeting the delivery schedule provided by KCI Manufacturing because of a delay caused by any of such acts, Avail shall give KCI Manufacturing written notification of any material or indefinite delay due to such causes.  In such an event, KCI Manufacturing may not exercise the remedy set forth in Section 9 hereof, but shall (a) instruct Avail that the sales orders affected by such delay are either (i) affirmed, and the time for performance is extended for as many days as such causes affect deliveries, or (ii) terminated and (b) have the right to access Product from sources other than Avail with respect to those sales orders.

27. Insurance.  Each Party shall carry and continue in force a policy of broad form Products liability insurance for the Products sold hereunder with limits of not less than [***] per occurrence and [***] in the aggregate.  All such policies shall provide that each Party shall receive written notice from the insurer thirty (30) days prior to any cancellation or change in coverage of the policy of the other Party.  Each Party shall provide the other with appropriate certificates of insurance evidencing such coverage.

28. Compliance with Law and ISO Standards.  Avail agrees to comply at all times with all U.S. and foreign federal, state and local laws, rules, and regulations relating to the Products during the period of this Agreement.  Avail further agrees to comply with standards imposed by the International Standards Organization (“ISO”) and related product development process requirements adopted by KCI Manufacturing.  Avail shall tender any documents required by KCI Manufacturing with respect to ISO certification and/or compliance with laws, regulations and the like.

29. Power and Authority.  Each of the Parties represents and warrants to the other that:  (a) it is a legal entity duly formed and validly existing under applicable law; (b) it has full right, power and authority to enter into and perform its respective obligations under this Agreement; (c) this Agreement, and its performance hereunder, does not conflict with any outstanding contract, commitment, or arrangement to which it is a Party or is bound; and (d) this Agreement constitutes a legal, valid and binding obligation of such Party.

30. No Liens.  Avail represents, warrants, and covenants that the Products shall be free and clear of all liens and encumbrances of any kind (collectively, "Liens") at the time of delivery of the Products to the KCI Manufacturing Affiliate or its customer, whichever occurs first.

31. Indemnity.  Avail and its Affiliates shall defend, indemnify and hold harmless each of KCI Manufacturing, its Affiliates and their respective directors, officers, shareholders, customers, employees, and agents, and their respective successors and assigns, from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of any and all claims related to any of the following:  (i) the failure of Products to meet the Product Specifications, (ii) claims that relate to actual Liens encumbering any KCI Equipment, Raw Materials, Products, and components or works-in-process of the Products, (iii) a breach of this Agreement and (iv) Avail's actual or alleged willful acts or omissions, or gross negligence ("Avail Fault").  Except in the event and to the extent caused by Avail Fault, and except in the event and to the extent the Products fail to meet the Product Specifications as a result of a breach of this Agreement by Avail, KCI Manufacturing and its Affiliates shall defend, indemnify and hold harmless each of Avail, its Affiliates and their respective directors, officers, shareholders, customers, employees and agents, and their respective successors and assigns, from and against any and all losses, damages, costs and expenses (including attorneys' fees) arising out of claims based upon the following, (i) any use, distribution or sale of the Products by any third party resulting in an infringement, or alleged infringement of any copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure right or other statutory or common law right of any person or entity (ii) the failure of the Products design to comply with applicable laws or regulations, including without limitation, those promulgated by the FDA, (iii) any error in any of the Product Specifications, (iv) any Products liability or other related claims not related to the manufacture of the Products, and (v) a material breach of this Agreement.  Except with respect to the matters set forth in this Section 30, in no event shall either Party be liable for any indirect, special, incidental or consequential damages (including, without limitation, loss of profits, loss of goodwill, interruption of business or other economic loss) whether such damages are alleged as a result of tortuous conduct or breach of contract or otherwise even if the other Party has been advised of the possibility of such damages.  Each of the Parties shall also indemnify, defend and hold harmless the other Party, the other Party’s Affiliates and their respective directors, officers, shareholders, customers, employees, and agents, and their respective successors and assigns, from and against any and all losses, damages, costs and expenses (including attorneys’ fees) arising out of any and all claims related to breach of any warranty, representation or covenant of this Agreement.

32. No Infringement.  KCI Manufacturing represents, warrants and covenants to Avail that the Products do not infringe upon or otherwise violate any valid copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure right, or other statutory or common law right of any person or entity.

33. Assumption of Obligations and Liabilities.  KCI Manufacturing does not assume any obligations or liabilities of Avail.

34. Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and such Affiliates and subsidiaries of KCI Manufacturing as may order Products hereunder, and their respective permitted successors and assigns.  No assignment or transfer by either Party hereto of its rights and obligations hereunder shall be valid except on prior written consent (which shall not be unreasonably withheld or delayed) of the other Party.  At KCI Manufacturing's option, in the event of an attempted assignment by Avail to, or any transaction causing a change of control of Avail with (which shall be deemed an assignment hereunder), any third party which KCI Manufacturing considers to be a competitor of any Affiliate of KCI Manufacturing, KCI Manufacturing may withhold such consent at its sole discretion.  KCI Manufacturing hereby grants its consent to the change of control of Avail as shall occur in the forthcoming merger of Avail with and acquisition by Flextronics International, U.S.A., Inc.  Avail hereby consents to any assignment by KCI Manufacturing to any current or future affiliate of KCI Manufacturing provided such affiliate agrees in writing to assume all of KCI Manufacturing’s obligations under this Agreement.

35. Waiver.  The failure of any Party to this Agreement at any time or times to require the performance of any provisions of this Agreement shall in no manner affect the right to enforce such provision.  No waiver by any Party to this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed either as a further or continuing waiver of any such provision or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

36. Notices.  All notices permitted or required hereunder shall be deemed sent when deposited in the U.S. mail, registered or certified mail, addressed to the Parties at each of the following addresses or such other address as a Party may designate in writing:

If to KCI Manufacturing:	If to Avail:
KCI Manufacturing	Avail Medical Products, Inc.
Athlone Business & Technology Park Garrycastle, Athlone	1600 Wells Fargo Tower 201 Main Street
County Westmeath, Ireland	Ft. Worth, TX 76102

Attention: John Elwood Re: V.A.C. Disposables	Attention: President and C.E.O With a copy to General Counsel Avail Medical Products, Inc. 1600 Wells Fargo Tower 201 Main Street Fort Worth, TX 76102

37. Severability.  The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement as a whole or of any other term or provision hereof.  In lieu of any such invalid or unenforceable term or provision, the Parties hereto shall negotiate in good faith to replace the invalid clause or clauses with provisions having similar business purposes.

38. Entire Agreement.  The terms and conditions contained herein and in the attachments hereto constitute the entire agreement between the Parties and shall supersede all communications, representations, or agreements, either oral or written, between the Parties with respect to the subject matter hereof.  No agreement or understanding varying the terms and conditions hereof shall be binding on either Party hereto unless in writing and signed by duly authorized representatives of each Party.  Exhibit A is incorporated in this Agreement as though set forth herein in its entirety.  The terms expressed in Exhibit A may be expanded or otherwise modified in writing upon mutual agreement signed by each of the Parties to be bound.  Any preprinted terms on preprinted purchase orders shall supplement the terms of this Agreement only to the extent such preprinted terms are consistent with the terms of this Agreement.  In the event any such preprinted terms are contradictory, the terms of this Agreement shall control (absent written agreement signed by each of the Parties).

39. Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States without regard to any conflict of laws provisions.  The Parties hereto hereby agree that the sole and exclusive place of personal jurisdiction and venue for resolution of any disputes arising hereunder or related hereto shall be the applicable federal courts located in San Antonio, Texas.

If a dispute arises between the Parties relating to this Agreement, the Parties shall resolve the dispute using binding arbitration, which shall include, without limitation, the following steps:

(a)	The aggrieved Party shall provide the other Party with a written request to arbitrate along with written notice of the dispute, which shall identify the nature of the dispute and its relevant facts;
(b)	The other Party shall respond to the notice of the dispute within thirty (30) days after receipt and assert counterclaims, if any, against the aggrieved Party;
(c)	The Parties shall attempt to agree on the selection of an arbitrator;
(d)	If the Parties cannot agree upon an arbitrator, one will be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association;
(e)	The costs associated with the selection of an arbitrator will be borne equally by both Parties;
(f)	The decision of the arbitrator shall be final and binding;
(g)	The arbitrator may award reasonable attorney fees and costs; and
(h)	These procedures and this Agreement shall be governed by the law of the State of Texas without regard to its conflict of laws provisions.
40. Confidentiality.  Each Party shall maintain in confidence any trade secrets or proprietary information disclosed to it by the other Party or the other Party's agents or representatives, including information disclosed prior to the execution of this Agreement.  This information shall include, but not be limited to, Product information, trade secrets, customer lists and any other confidential business information pertaining to or in connection with the business of the Parties. This provision shall survive the termination of this Agreement.

All confidential information of any of Avail and its Affiliates or KCI Manufacturing and its Affiliates provided to the other Party hereto in conjunction with the performance under this Agreement, whether prior to or subsequent to the execution of this Agreement, will be considered to be information which is confidential and proprietary when (i) it pertains to identification of the customers of the providing Party or its Affiliates, or (ii) when it was provided prior to the execution of this Agreement and is subject to confidentiality obligations of the Confidentiality Agreement, or (iii) when the information is provided after the execution of this Agreement and is marked in writing as "CONFIDENTIAL".  Such information will hereinafter be referred to as "Confidential and Proprietary Information," and will be held in confidence, and will not be disclosed to third parties or used for any purpose other than to fulfill the obligations of this Agreement without prior written consent of the providing Party.  Confidential and Proprietary Information will not include information that:

(a)	is or becomes publicly available through no act or fault of the receiving Party;
(b)	is disclosed to the receiving Party by a third party having the right to disclose it;
(c)
is already known by the receiving Party as shown by its prior written records provided the receiving Party provides written notice to the providing Party thereof promptly after receiving the Confidential and Proprietary Information; or

(d)	is required by law to be disclosed.
All obligations of confidentiality and non-disclosure set forth in this Agreement will survive for a period of three years following the expiration or termination of this Agreement.

41. Parties Benefited.  This Agreement will be binding and inure to the benefit of the Parties and KCI Manufacturing’s Affiliates, permitted successors and assigns.  The representations, warranties, covenants, and undertakings contained in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns and such representations, warranties, covenants, and undertakings will not be construed as conferring any rights on any other Party.  This Agreement may not be assigned by a Party to a non-Party without the prior written consent of the other Parties.

42. No Agency; Independent Contractors.  KCI Manufacturing and Avail hereby agree that, in the performance of their respective obligations hereunder, they are and shall be independent contractors.  Except as expressly provided herein, nothing in this Agreement shall be construed to (a) constitute either Party as the agent of the other Party for any purpose whatsoever; (b) give either Party control over the day-to-day activities, managerial practices, financial administration or personnel practices, policies or procedures of the other Party; (c) constitute Avail to be a legal and contractual representative within the meaning of the laws of the jurisdiction of KCI Manufacturing or Avail; (d) allow Avail to create or assume obligations on behalf of KCI Manufacturing except as provided herein; (e) constitute Avail to be a commercial agent within the meaning of the laws of the jurisdiction of KCI Manufacturing or Avail or the equivalent mandatory provisions of public order with respect to commercial agents in the laws of the various countries within which Avail provides the Processing Services; or (f) constitute the Parties as franchisor and franchisee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking.  Neither Party shall have the power to bind the other Party to any contract or the performance of any other obligation, or represent to any third party that it has any right to enter into any binding obligation on the other Party’s behalf except as provided in this Agreement or with the prior written consent of the other Party.

43. Multiple Counterparts.  This Agreement may be executed by facsimile signature in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

44. Headings.  Section headings have been used in this Agreement but shall not affect the meaning of any provision of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement effective as of the Effective Date first above written.

KCI MANUFACTURING By: /s/ John Elwood John Elwood	AVAIL MEDICAL PRODUCTS, INC. By: /s/ J. Randall Keene J. Randall Keene
Title: Director	Title: President and Chief Executive Officer

(Signed Copy on File)

EXHIBIT A
PROCESSING FEE SCHEDULE
Avail P/N	KCI P/N	Product Description	Processing Fee

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EXHIBIT B
PROCUREMENT FEE SCHEDULE

Avail P/N	KCI P/N	Product Description	Procurement Fee

[***]